EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2022 FINANCIAL RESULTS

●	Net revenue of $117.1 million, up 17.7% versus previous quarter. Aerospace growth expected to continue with monthly pre-pandemic shipping levels projected to be achieved by the end of this fiscal year.
●	Gross margin continued to improve to 20.0%, up 210 basis points from the previous quarter and 980 basis points from the second quarter of last year.
●	Net income of $8.5 million, up from the previous quarter’s $4.7 million. Diluted earnings per share of $0.67, up 81% from $0.37 of the previous quarter.
●	Backlog of $280.7 million as of March 31, 2022, up 29% from previous quarter and up 99% year-over-year. Order entry of $172.4 million for the quarter, representing the best order entry quarter since fiscal year 2011.
●	Higher production rates driven by the backlog growth along with significant increases in raw material costs led to cash investments in inventory. Liquidity remains strong at $90.7 million, including $78.5 million available from the credit facility and $12.2 million in cash as of March 31, 2022.

●       U.S pension plan at 93% funded with net liability at $22.7 million, down from $105.8 million eighteen months ago. Pension and post-retirement expense expected to be $6.0 million lower in fiscal year 2022, versus prior year.

●        Capital investment in the first half of fiscal year 2022 of $7.7 million of the previously reported forecast of $17.7 million for fiscal 2022.

●        Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, April 28, 2022 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter ended March 31, 2022.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our business continues to gain momentum. Sequentially, our second quarter performance included a 17.7% revenue increase, a 210 basis point improvement in gross margin to 20%, and an 82% increase in net income to $8.5M, all with just 4.3 million pounds shipped. We have invested in manpower and inventory increases, which, when combined with our ongoing relentless pursuit of customer service, innovation, quality, pricing for value, and cost improvements, positions us very well for the future”, said Michael L. Shor, President and Chief Executive Officer.  “The recovery we are seeing in our three core markets, led by aerospace, continues to accelerate and drive backlog growth, increasing 99%, year over year.  We continue to expect our monthly aerospace shipping volumes to reach our fiscal year 2019 company record run rate levels by the end of our fiscal year.”

2nd Quarter Results

Net Revenues.  Net revenues were $117.1 million in the second quarter of fiscal 2022, an increase of 42.6% from $82.1 million in the same period of fiscal 2021.   Volume was 4.3 million pounds in the second quarter of fiscal 2022, an increase of 23.2% from 3.5 million pounds in the same period of fiscal 2021.  The increase in pounds sold is due to the demand recovery and strong sales in the aerospace market, which increased by 53.6%, as well as the chemical processing and industrial gas turbine markets, which increased by 27.6% and 33.1%, respectively, from the second quarter of fiscal 2021.  The product average selling price was $25.43 per pound in the second quarter of fiscal 2022, an increase of 15.3% from $22.05 per pound in the same period of fiscal 2021.   The increase in product average selling price per pound largely reflects higher market prices of raw materials, which increased average selling price per pound by approximately $2.75, along with a higher-value product mix and price increases, which increased average selling price per pound by approximately $0.63.

Cost of Sales. Cost of sales was $93.6 million, or 80.0% of net revenues, in the second quarter of fiscal 2022 compared to $73.7 million, or 89.8% of net revenues, in the same period of fiscal 2021. The decrease in costs as a percentage of revenues was primarily attributable to variable cost saving measures that enable the Company to minimize the increase in costs in periods of higher net revenues.  Additionally, higher volumes sold during the quarter improved the utilization of fixed costs and eliminated the requirement that fixed costs be directly expensed, as was the case in the second quarter of fiscal 2021, which had $2.8 million of costs directly expensed to Cost of Sales.

Gross Profit.  As a result of the above factors, gross profit was $23.4 million for the second quarter of fiscal 2022, an increase of $15.0 million from the same period of fiscal 2021. Gross profit as a percentage of net revenue increased to 20.0% in the second quarter of fiscal 2022 as compared to 10.2% in the same period of fiscal 2021.  The second quarter of fiscal 2021 was adversely impacted by the COVID-19 pandemic as volumes were significantly reduced.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.8 million for the second quarter of fiscal 2022, an increase of $0.5 million, or 4.7%, from the same period of fiscal 2021.  Selling, general and administrative expense as a percentage of net revenues decreased to 10.1% for the second quarter of fiscal 2022 compared to 13.7% for the same period of fiscal 2021, largely driven by higher net revenues.  Higher foreign exchange losses as well as general inflation were the primary drivers of the increased expense in the second quarter of fiscal 2022.  Additionally, some temporary cost containment initiatives that were in place during the first quarter of fiscal 2021, in response to the COVID-19 pandemic, were subsequently ended, which contributed to the higher expense in the second quarter of fiscal 2022 as compared to the same period of fiscal 2021.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.8% of net revenue, for the second quarter of fiscal 2022, compared to $0.9 million, or 1.1% of net revenue, in the same period of fiscal 2021.

Operating Income/(Loss).  As a result of the above factors, including increased sales volume and higher pricing as well as improved gross profit, operating income in the second quarter of fiscal 2022 was $10.7 million compared to operating loss of $(3.7) million in the same period of fiscal 2021.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $1.1 million in the second quarter of fiscal 2022 compared to an expense of $0.4 million in the same period of fiscal 2021.  The difference was primarily driven by a favorable actuarial valuation of the U.S. pension plan liability as of September 30, 2021 caused by a higher-than-expected return on plan assets coupled with a higher discount rate.  The amortization of this favorable valuation is recorded as a benefit to Nonoperating retirement benefit expense.

Income Taxes. Income tax expense was $2.8 million in the second quarter of fiscal 2022, a difference of $3.5 million from an income tax benefit of $0.8 million in the second quarter of fiscal 2021, driven primarily by a difference in income (loss) before income taxes of $15.7 million.

Net Income/(Loss).  As a result of the above factors, net income in the second quarter of fiscal 2022 was $8.5 million, compared to net loss of $(3.6) million in the same period of fiscal 2021.

Volumes and Pricing

Volume shipped in the second quarter of fiscal 2022 was 4.3 million pounds representing a sequential increase of 11.9% and a year-over-year increase of 23.2%.  Aerospace volumes were 1.8 million pounds in the quarter, which is still below the pre-pandemic levels of the average fiscal 2019 levels by nearly 30%.  While the volumes were down 3% sequentially, the year-over-year volume is up 53.6%.  The Company continues to expect to return to fiscal 2019 monthly run-rate shipment levels by the end of fiscal year 2022 with increases in the second half of this year.  Chemical processing volume increased sequentially 9.6% and year-over-year 27.6% driven by continued recovery from the pandemic and higher capital spending in the chemical sector.  Industrial gas turbine (IGT) shipments increased sequentially 77.2%, due to some timing delays last quarter, and 33.1% year-over-year. Other markets sequentially decreased 41.9% and year-over-year by 59.3%.  Other markets decreased due to lower flue-gas desulphurization (FGD) volumes.  As business conditions continue to improve in the aerospace, IGT and CPI markets, a reduction in FGD shipments is expected as the Company utilizes its manufacturing capacity to produce higher value products.  In addition, reductions due to timing of orders shipped had an impact on nuclear and consumer electronics shipments.

The Company has an ongoing strategy of increasing pricing and margins, recognizing the high-value, differentiated products and services the Company offers. The Company implemented multiple price increases for contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements have adjustors for specific raw material prices and for producer price index to help cover general inflationary items.  The product average selling price per pound in the second quarter of fiscal 2022 was $25.43, which increased 3.8% sequentially and 15.3% year-over-year due to the noted price increases, raw material adjustors as well as a higher value product mix.

Gross Profit Margin Trend Performance

Gross margins continued to increase with a 20.0% gross margin this quarter compared to 17.9% last quarter and 10.2% in the second quarter of last year.  The Company has implemented focus initiatives designed to increase pricing and reduce costs.  These initiatives, combined with improved volumes compared to the same quarter last year, has driven growth in gross margins and profitability at a much lower volume breakeven point.  The Company previously needed to sell more than five million pounds to be profitable.  Recent quarters demonstrate the Company’s successful reduction of its breakeven point by roughly 25% with the current mix.  This quarter showed significant profitability leverage with increasing volumes to 4.3 million pounds shipped, showing continued traction and momentum as volumes recover along with rising raw material tailwinds.

Backlog

The Company experienced significant increases in order entry over the past quarter across each of its core markets, including aerospace, which had a $92.9 million order entry and a 1.8 book-to-bill ratio (customer orders divided by net revenues).  Backlog was $280.7 million at March 31, 2022, an increase of $63.2 million, or 29.1%, from $217.5 million at December 31, 2021.  Backlog pounds at March 31, 2022 increased 19.3% during the second quarter to approximately 10.7 million pounds, which is the highest level of backlog pounds in the Company’s history.  The average selling price of products in the Company’s backlog increased to $26.35 per pound at March 31, 2022 from $24.35 per pound at December 31, 2021.

Capital Spending

During the first six months of fiscal 2022, capital investment was $7.7 million, and total planned capital expenditures for fiscal 2022 are expected to be approximately $17.7 million, which is below the Company’s depreciation levels.

Pension and Postretirement Plans

The Company’s U.S. pension glide path strategy is in place with changes to the asset allocation including a customized liability-driven investing strategy, which is intended to reduce interest rate and equity risks.  The Company expects significantly reduced volatility going forward related to the pension funding percentage (the U.S. pension plan is currently approximately 93% funded) and reduced pension and postretirement expense (first half declined by $3.0 million and fiscal year 2022 expense is expected to decline by $6.0 million).  As of the end of the second quarter of fiscal 2022, the U.S. net pension liability was approximately $22.7 million, a reduction of $83.1 million below the $105.8 million on the balance sheet at the beginning of fiscal 2021.  Inclusive of the retiree healthcare liability and U.K. pension asset, the net liability decrease is $96.1 million since the beginning of fiscal year 2021.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $299.5 million at March 31, 2022, an increase of $60.8 million, or 25.5%, from $238.7 million at September 30, 2021. The increase resulted primarily from inventory increasing by $43.6 million and accounts receivable increasing by $17.4 million during the first six months of fiscal 2022.  The Company continued to build work-in-process inventory during the six-month period in response to the rapidly growing backlog.

Liquidity

The Company had cash and cash equivalents of $12.2 million at March 31, 2022 compared to $47.7 million at September 30, 2021.  Additionally, the Company had $21.5 million of borrowings against the line of credit outstanding as of March 31, 2022.

Net cash used in operating activities in the first six months of fiscal 2022 was $36.8 million compared to net cash provided by operating activities of $31.1 million in the first six months of fiscal 2021, a difference of $67.9 million.  Cash used in operating activities in the first six months of fiscal 2022 was unfavorably impacted by several factors: (i) an increase in inventory of $44.1 million during the first six months of fiscal 2022 as compared to a decrease in inventory of $22.2 million during the same period of fiscal 2021; (ii) an increase in accounts receivable of $17.8 million during the first six months of fiscal 2022 as compared to a decrease in accounts receivable of $5.9 million during the same period of fiscal 2021, and (iii) an increase in accounts payable and accrued expenses of $0.6 million during the first six months of fiscal 2022 as compared to an increase in accounts payable and accrued expenses of $7.5 million during the same period of fiscal 2021.  This was partially offset by net income of $13.1 million in the first six months of fiscal 2022 as compared to net loss of $(11.7) million during the same period of fiscal 2021.

Net cash used in investing activities was $7.7 million in the first six months of fiscal 2022, which was higher than cash used in investing activities of $2.1 million during the same period of fiscal 2021 due to higher additions to property, plant and equipment.  Capital spending in fiscal 2022 reflects a more normal level of investment after lower than historical levels of investment in fiscal 2021.

Net cash provided by financing activities was $9.2 million in the first six months of fiscal 2022, a difference of $16.2 million from cash used in financing activities of $6.9 million during the first six months of fiscal 2021.  This difference was primarily driven by a net borrowing of $21.5 million against the revolving line of credit during the first six months of fiscal 2022, partially offset by share repurchases of $6.8 million in the first six months of fiscal 2022 as compared to $0.2 million during the same period of fiscal 2021.  Dividends paid of $5.6 million during the first six months of fiscal 2022 were comparable to same period of fiscal 2021.

Dividend Declared

On April 28, 2022, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2022 to stockholders of record at the close of business on June 1, 2022.

Guidance

The significant increase in order entry rates over the past two quarters provides optimism for continued growth over the balance of the fiscal year.  The Company’s successful efforts to increase production rates with manpower additions and continued investment in inventory is anticipated to drive increasing shipments in the second half of the fiscal year.  The Company expects both revenue and earnings in the third quarter to be higher than the second quarter of fiscal 2022. This includes additional earnings leverage from volume increases, ongoing pricing and cost initiatives, along with rising raw material tailwinds.

Earnings Conference Call

The Company will host a conference call on Friday, April 29, 2022 to discuss its results for the second quarter of fiscal 2022.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, April 29, 2022	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	427918

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, April 29th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, May 29, 2022. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	45103

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2022 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties..  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2022	2021	2022
Net revenues	$82,063	$117,056	$154,240	$216,486
Cost of sales	73,678	93,643	144,868	175,296
Gross profit	8,385	23,413	9,372	41,190
Selling, general and administrative expense	11,257	11,782	20,990	23,144
Research and technical expense	864	944	1,651	1,849
Operating income (loss)	(3,736)	10,687	(13,269)	16,197
Nonoperating retirement benefit expense (income)	359	(1,088)	718	(2,176)
Interest income	(1)	(6)	(5)	(14)
Interest expense	298	514	602	814
Income (loss) before income taxes	(4,392)	11,267	(14,584)	17,573
Provision for (benefit from) income taxes	(760)	2,783	(2,925)	4,430
Net income (loss)	$(3,632)	$8,484	$(11,659)	$13,143
Net income (loss) per share:
Basic	$(0.29)	$0.68	$(0.94)	$1.05
Diluted	$(0.29)	$0.67	$(0.94)	$1.04
Weighted Average Common Shares Outstanding
Basic	12,514	12,331	12,503	12,350
Diluted	12,514	12,474	12,503	12,531

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	March 31,
	2021	2022
ASSETS
Current assets:
Cash and cash equivalents	$47,726	$12,202
Accounts receivable, less allowance for doubtful accounts of $553 and $618 at September 30, 2021 and March 31, 2022, respectively	57,964	75,351
Inventories	248,495	292,097
Income taxes receivable	1,292	2,001
Other current assets	6,129	5,176
Total current assets	361,606	386,827
Property, plant and equipment, net	147,248	145,658
Deferred income taxes	16,397	12,311
Other assets	10,829	10,664
Goodwill	4,789	4,789
Other intangible assets, net	5,586	5,264
Total assets	$546,455	$565,513
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,680	$50,046
Accrued expenses	20,100	17,899
Income taxes payable	379	385
Accrued pension and postretirement benefits	3,554	3,554
Revolving credit facilities	—	21,500
Deferred revenue—current portion	2,500	2,500
Total current liabilities	74,213	95,884
Long-term obligations (less current portion)	8,301	8,111
Deferred revenue (less current portion)	10,329	9,079
Deferred income taxes	3,459	3,425
Operating lease liabilities	664	846
Accrued pension benefits (less current portion)	26,663	22,686
Accrued postretirement benefits (less current portion)	79,505	80,172
Total liabilities	203,134	220,203
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,757,778 and 12,822,397 shares issued and 12,562,140 and 12,458,953 shares outstanding at September 30, 2021 and March 31, 2022, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	262,057	264,098
Accumulated earnings	101,015	108,619
Treasury stock, 195,638 shares at September 30, 2021 and 363,444 shares at March 31, 2022	(7,423)	(14,218)
Accumulated other comprehensive loss	(12,341)	(13,202)
Total stockholders’ equity	343,321	345,310
Total liabilities and stockholders’ equity	$546,455	$565,513

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2021	2022
Cash flows from operating activities:
Net income (loss)	$(11,659)	$13,143
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,588	9,252
Amortization	231	322
Pension and post-retirement expense - U.S. and U.K.	4,080	1,100
Change in long-term obligations	(15)	(16)
Stock compensation expense	2,213	1,817
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	(3,941)	4,009
Loss on disposition of property	23	—
Change in assets and liabilities:
Accounts receivable	5,927	(17,830)
Inventories	22,210	(44,124)
Other assets	(624)	1,282
Accounts payable and accrued expenses	7,496	598
Income taxes	897	(701)
Accrued pension and postretirement benefits	(4,051)	(4,411)
Net cash provided by (used in) operating activities	31,125	(36,809)
Cash flows from investing activities:
Additions to property, plant and equipment	(2,103)	(7,729)
Net cash used in investing activities	(2,103)	(7,729)
Cash flows from financing activities:
Revolving credit facility borrowings	—	35,000
Revolving credit facility repayments	—	(13,500)
Dividends paid	(5,604)	(5,587)
Proceeds from exercise of stock options	—	224
Payment for purchase of treasury stock	(238)	(6,795)
Payment for debt issuance cost	(987)	—
Payments on long-term obligations	(106)	(120)
Net cash used in financing activities	(6,935)	9,222
Effect of exchange rates on cash	495	(208)
Increase (decrease) in cash and cash equivalents:	22,582	(35,524)
Cash and cash equivalents:
Beginning of period	47,238	47,726
End of period	$69,820	$12,202

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2021	2021	2021	2021	2022
Net revenues	$82,063	$88,143	$95,278	$99,430	$117,056
Gross profit margin	8,385	13,658	16,700	17,777	23,413
Gross profit margin %	10.2%	15.5%	17.5%	17.9%	20.0%
Net income (loss)	(3,632)	422	2,554	4,659	8,484
Net income (loss) per share:
Basic	($ 0.29)	$ 0.03	$ 0.20	$ 0.37	$ 0.68
Diluted	($ 0.29)	$ 0.03	$ 0.20	$ 0.37	$ 0.67

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2021	2021	2021	2021	2022
Net revenues (in thousands)
Aerospace	$30,601	$33,950	$38,966	$48,455	$52,918
Chemical processing	15,068	17,010	15,813	17,450	22,850
Industrial gas turbines	16,436	17,835	18,534	14,598	24,788
Other markets	15,546	13,709	16,056	14,487	9,755
Total product revenue	77,651	82,504	89,369	94,990	110,311
Other revenue	4,412	5,639	5,909	4,440	6,745
Net revenues	$82,063	$88,143	$95,278	$99,430	$117,056

Shipments by markets (in thousands of pounds)
Aerospace	1,177	1,354	1,528	1,864	1,808
Chemical processing	682	814	722	794	870
Industrial gas turbines	1,064	1,147	1,178	799	1,416
Other markets	599	415	538	420	244
Total shipments	3,522	3,730	3,966	3,877	4,338

Average selling price per pound
Aerospace	$26.00	$25.07	$25.50	$26.00	$29.27
Chemical processing	22.09	20.90	21.90	21.98	26.26
Industrial gas turbines	15.45	15.55	15.73	18.27	17.51
Other markets	25.95	33.03	29.84	34.49	39.98
Total product (product only; excluding other revenue)	22.05	22.12	22.53	24.50	25.43
Total average selling price (including other revenue)	$23.30	$23.63	$24.02	$25.65	$26.98